WACHOVIA 8739 Research Drive

SECURITIES Charlotte, NC

Management Assertion

As of and for the year ended December 31, 2001, First Union National Bank (the Bank) complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans. As of and for this same period, the Bank had in effect a fidelity bond and errors and omissions policy in the amount of $200 million and $20 million, respectively.

John M. Church March 6, 2002

John M. Church Date

Director/Senior Vice President

First Union National Bank

Timothy S. Ryan March 6, 21002

Timothy S. Ryan Date

Director/Vice President

First Union National Bank

Wachovia Securities is the trade name under which Wachovia Corporation conducts its investment banking, capital markets and institutional securities business through First Union Securities. Inc. ("FUSI" member NYSE. NASD, SIPC, and through other bank and non-bank and broker-dealer subsidiaries of Wachovia Corporation, including Wachovia Bank, NA and First Union National Bank